Exhibit 99.1

News Announcement                                                                                                  For Immediate Release

NEXSTAR BROADCASTING GROUP BOARD OF DIRECTORS
AUTHORIZES REPURCHASE OF $100 MILLION WORTH OF SHARES

IRVING, Texas (August 10, 2015) – Nexstar Broadcasting Group, Inc. (Nasdaq: NXST) announced today that the Company intends to act on the Board of Directors' authorization to  repurchase up to $100 million of its Class A common stock.

Perry A. Sook, Chairman, President and Chief Executive Officer of Nexstar Broadcasting Group, Inc. commented, "The repurchase authorization reflects our confidence in the Company's growing free cash flow from operations based on visible organic growth opportunities and provides a flexible complement to our existing return of capital initiatives through our quarterly cash dividend. We believe the $100 million share repurchase authorization, which at Friday's closing price represents approximately 2 million shares, is a prudent use of capital as Nexstar is on pace to achieve its projected pro-forma free cash flow of approximately $456 million during the 2015/2016 cycle, or average pro-forma free cash flow of approximately $7.30 per share per year.

"Importantly, as a result of our strong free cash flow growth profile, we have the financial flexibility to continue executing our long-term growth strategy focused on accretive broadcast and digital media transactions -- and their successful integration and synergy realization -- while simultaneously reducing leverage, paying a quarterly cash dividend and pursuing opportunistic share repurchases which we believe supports our priority to enhance shareholder value."

Repurchases by the Company will be subject to available liquidity, general market and economic conditions, alternate uses for the capital and other factors. Share repurchases may be made from time to time in open market transactions, block trades or in private transactions in accordance with applicable securities laws and regulations and other legal requirements, including compliance with the Company's finance agreements. There is no minimum number of shares that the Company is required to repurchase and the repurchase program may be suspended or discontinued at any time without prior notice. All shares purchased will be held in the Company's treasury for possible future use.  The Company anticipates funding any share repurchases from its cash flow from operations and its existing credit facility.  Nexstar has approximately 32.4 million shares of Class A common stock outstanding (the only class of shares outstanding).

About Nexstar Broadcasting Group, Inc.
Nexstar Broadcasting Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 107 television stations and related digital multicast signals reaching 58 markets or approximately 18.0% of all U.S. television households. Nexstar's portfolio includes affiliates of NBC, CBS, ABC, FOX, MyNetworkTV, The CW, Telemundo, Bounce TV, Me-TV, and LATV. Nexstar's community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities.

Forward-Looking Statements
This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

The forward-looking statements contained in this news release, concerning, among other things, changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, our ability to service and refinance our outstanding debt, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur.  You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release.  For more details on factors that could affect these expectations, please see our filings with the Securities and Exchange Commission.

Contact:
Thomas E. Carter	Joseph Jaffoni, Jennifer Neuman
Chief Financial Officer	JCIR
Nexstar Broadcasting Group, Inc.	212/835-8500 or nxst@jcir.com
972/373-8800